Exhibit 99.1

Longs Drug Stores Corporation Reports

32% Increase in Fourth Quarter Net Income

and 23% Increase in Fiscal 2005 Net Income

WALNUT CREEK, California (March 2, 2005) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary net income for the fourth quarter ended January 27, 2005, of $17.7 million, or $0.47 per diluted share, a 32 percent increase compared with $13.4 million, or $0.36 per diluted share, reported last year for the fourth quarter ended January 29, 2004. The Company also announced that fourth quarter and full year net income and earnings per share are subject to adjustments based on the outcome of a pending review by the Company of its lease-related accounting.

Commenting on the results for the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “Our results for the quarter reflect the progress we are making on our initiatives to become a stronger competitor and more profitable company.”

Commenting on the results for the year, Bryant said, “Our merchandise mix, store execution, distribution performance, inventory management and technology utilization have all improved significantly and we are making excellent progress on our pharmacy-specific initiatives. We still have more to do and our focus remains squarely on building a foundation for long-term profitable growth.

“We are encouraged by the results we have achieved,” Bryant said, “and are already incorporating more aggressive expansion plans into our longer term outlook. We plan to open or relocate 5 to 10 stores this year, however, we plan to more than triple our number of new store openings in Fiscal 2007.”

Bryant said, “We are also in the initial phases of identifying a location and designing a new distribution facility that will allow us to increase our self-distribution. Our goal is to double the self-distribution of our front-end merchandise by Fiscal 2008.”

Longs Drug Stores repurchased approximately 354,000 shares of its common stock during the fourth quarter at an average price of $27.16. This brings the Company’s total number of shares repurchased under this program to approximately 1.25 million shares and current Board authorization allows for the repurchase of approximately 755,000 more shares through January 2009.

The Company generated $181.3 million in net cash provided by operating activities during Fiscal 2005 compared with $122.1 million in Fiscal 2004. The 48 percent increase is primarily the result of higher earnings and improved working capital management.

Lease-Related Accounting

In light of a recent SEC clarification and consultation with its auditors, Deloitte & Touche LLP, Longs has re-evaluated its lease accounting practices. Similar to other retailers and companies that are correcting commonly accepted lease accounting practices, the Company will change the way it accounts for its leases, including the accounting for rent holidays.

These adjustments will have no impact on cash, revenues and same-store sales.

The Company currently believes that these adjustments will reduce net income on a pre-tax basis for Fiscal Year 2005 and prior fiscal years by an aggregate amount of up to $15 million, the majority of which relates to periods prior to

Fiscal Year 2003. The Company has not yet reached a final decision as to whether these matters will require a restatement of its previously issued annual and quarterly financial statements or whether the adjustments will all be reflected in its Fiscal Year 2005 financial statements, but believes that restatement of prior periods is likely. This estimate is subject to change as the Company completes its internal review and Deloitte & Touche LLP reviews the results.

Fourth Quarter

Net Income

Net income for the fourth quarter ended January 27, 2005, was $17.7 million, or $0.47 per diluted share, a 32 percent increase compared with $13.4 million, or $0.36 per diluted share, reported last year for the fourth quarter ended January 29, 2004.

Sales

Total sales of $1.20 billion for the thirteen weeks ended January 27, 2005 were 2.4 percent lower than the $1.23 billion reported in the comparable period last year. Same-store sales were 2.8 percent lower than the comparable period last year, with pharmacy same-store sales 1.0 percent higher than last year and front-end same-store sales 5.7 percent lower. Longs estimated that fourth quarter same-store sales last year were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike. Pharmacy sales were 45.7 percent of total drug store sales during the period, compared with 43.9 percent a year ago.

Gross Profit

Gross profit for the fourth quarter ended January 27, 2005 was $310.4 million, or 25.9 percent of sales, compared with a gross profit of $297.3 million, or 24.2 percent of sales, last year. The improvement is attributable to more control over the merchandise mix, improved inventory management, increased generic utilization, lower distribution costs and better buying.

The LIFO provision for the fourth quarter ended January 27, 2005 was a charge of $500,000 compared with a LIFO credit of $1.85 million in the fourth quarter of last year. In addition, gross profit for the fourth quarter ended January 29, 2004 was favorably impacted by income of $3.6 million in the quarter related to the resolution of a pricing dispute with a vendor.

Operating and Administrative Expenses

Operating and administrative expenses for the fourth quarter ended January 27, 2005 were $257.7 million, or 21.5 percent of sales, compared with $256.9 million, or 20.9 percent of sales last year. The rate increase is primarily due to the lack of leverage on lower sales. Higher expenses related primarily to compensation, supply chain project costs and building the infrastructure to pursue continued growth at RxAmerica and were offset by lower self-insurance expenses due to a decline in Workers’ Compensation claims and lower than anticipated costs per claim. The Company reduced its self-insurance reserves $3.3 million, compared with a $5.5 million increase in reserves last year, based on the results of actuarial studies.

Operating Income

Operating income for the fourth quarter ended January 27, 2005 was $30.6 million, or 2.6 percent of sales, compared with $22.7 million, or 1.8 percent of sales, last year. Operating income for the fourth quarter ended January 29, 2004, included $7.0 million in income from legal settlements.

The provision for store closures and asset impairments of $1.4 million in the fourth quarter ended January 27, 2005 compared with $4.9 million reported in the fourth quarter last year.

Rx America generated revenues for the quarter of $8.5 million, an increase of 20.2 percent from the $7.0 million reported for the fourth quarter last year. Operating income for RxAmerica of $2.9 million was flat compared with last year.

Fiscal 2005

Net Income

Net income for the 52 weeks ended January 27, 2005 was $36.6 million, or $0.97 per diluted share, a 23 percent increase compared with $29.8 million, or $0.79 per diluted share reported last year.

Sales

Total sales for the 52 weeks ended January 27, 2005 were $4.61 billion, an increase of 1.8 percent compared with the $4.53 billion reported last year. Same-store sales increased 0.6 percent, with pharmacy same-store sales increasing 2.7 percent and front-end same-store sales decreasing 1.3 percent. Longs estimated that same-store sales last year were favorably impacted by 80 to 100 basis points as a result of the Southern California grocery strike. Pharmacy sales were 47.4 percent of total drug store sales during the period, compared with 46.3 percent a year ago.

Gross Profit

Gross profit for Fiscal 2005 was $1.19 billion, or 25.7 percent of sales, compared with gross profit of $1.14 billion, or 25.3 percent of sales, last year. Gross profit for Fiscal 2004 was favorably impacted by $3.6 million related to the resolution of a pricing dispute with a vendor.

The LIFO provision for Fiscal 2005 was a charge of $5.5 million compared with a charge of $1.4 million in Fiscal 2004.

Operating and Administrative Expenses

Operating and administrative expenses for Fiscal 2005 were $1.02 billion, or 22.1 percent of sales, compared with $1.00 billion, or 22.1 percent of sales, reported for Fiscal 2004. Higher expenses for Fiscal 2005 related primarily to compensation, supply chain project costs and building the infrastructure to pursue continued growth at RxAmerica and were offset by lower self-insurance expenses due to a decline in Workers’ Compensation claims and lower than anticipated costs per claim. Operating and Administrative expenses for Fiscal 2004 included a $5.5 million increase in the Company’s self-insurance reserves as the result of an actuarial study completed in the fourth quarter; $3.7 million for costs associated with the Voluntary Separation Program for store managers; and $3.4 million for costs associated with a reduction in force and consolidation of facilities. These costs were partially offset by $3.0 million of gains from the sale of property.

Operating Income

Operating income for Fiscal 2005 was $70.5 million, or 1.5 percent of sales, compared with $59.4 million, or 1.3 percent of sales, for Fiscal 2004. Operating income for Fiscal 2005 was negatively impacted by $10.8 million for legal settlements. Operating income for Fiscal 2004 was favorably impacted by $7.0 million from legal settlements and negatively impacted by $5.2 million for the accelerated depreciation for the abandonment of a pharmacy system related asset.

The provision for store closures and asset impairments for Fiscal 2005 was $1.4 million compared with $7.4 million reported for Fiscal 2004.

RxAmerica generated a 19.7 percent increase in revenues to $32.8 million from the $27.4 million reported last year. Operating income for RxAmerica increased 5.7 percent to $12.6 million from the $11.9 million reported last year.

Management Outlook

The Company will adopt FAS 123 R this fiscal year, which requires the expensing of stock options beginning in the third quarter. Management is currently evaluating the adoption and measurement choices related to the new standard. Although the impact is not included in the Management Outlook, the Company currently estimates that adopting FAS 123 R will lower its quarterly net income per diluted share by $0.03 to $0.05.

For the full year ending January 26, 2006, Longs estimates that total sales will increase 1 to 3 percent and same-store sales will be flat to up 2 percent compared with last year. Longs’ goal given these sales assumptions and continued progress on previously stated initiatives is to achieve net income, excluding the expensing of stock options, of $1.27 to $1.35 per diluted share in Fiscal 2006. Management Outlook for Fiscal 2006 reflects the adjusted accounting for leases. The Company reported Fiscal 2005 net income of $0.97 per diluted share, excluding any effect of changes that may become necessary to the Company’s lease accounting.

For the first quarter ending April 28, 2005, Longs estimates that total sales will be flat to negative 2 percent and same-store sales will be flat to negative 2 percent compared with the first quarter of last year. The Company estimated that the grocery strike in Southern California that ended February 26, 2004, favorably impacted its first quarter same-store sales 60 to 70 basis points last year. Easter will occur two weeks earlier this fiscal year and although the shift won’t impact quarterly results, it will create a shift in sales from April to March. Given these sales assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.27 to $0.32 per diluted share in the first quarter. By comparison, Longs reported net income of $0.25 per diluted share for the first quarter last year, excluding any effect of changes that may become necessary to the Company’s lease accounting.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its fourth quarter and Fiscal 2005 performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, March 9, 2005 by dialing 412-317-0088 or toll free 877-344-7529 and using the PIN number 776 followed by the # sign and conference number 366462 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions, improved operational efficiencies, number of stores to be opened or relocated and self-distribution of front-end merchandise, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, and other factors detailed from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its fourth quarter Fiscal 2005 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About the Company

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 52 weeks ended
	January 27, 2005	January 29, 2004	January 27, 2005	January 29, 2004
	Thousands Except Per Share Amounts
Sales	$1,196,798	$1,226,638	$4,607,873	$4,526,524
Cost of sales	886,377	929,367	3,421,388	3,382,103

Gross profit	310,421	297,271	1,186,485	1,144,421
Operating and administrative expenses	257,657	256,888	1,018,560	1,000,994
Depreciation and amortization	20,741	19,842	85,259	83,595
Provision for store closures and asset impairments	1,401	4,895	1,401	7,438
Legal settlements and other disputes, net	—	(7,007)	10,773	(7,007)

Operating income	30,622	22,653	70,492	59,401
Interest expense	2,962	2,994	13,993	13,898
Interest income	(233)	(204)	(639)	(519)

Income before income taxes	27,893	19,863	57,138	46,022
Income taxes	10,187	6,422	20,578	16,258

Net income	$17,706	$13,441	$36,560	$29,764

Earnings per common share:
Basic	$0.47	$0.36	$0.98	$0.80
Diluted	0.47	0.36	0.97	0.79

Weighted average number of shares outstanding:
Basic	37,468	37,221	37,262	37,213
Diluted	37,992	37,581	37,591	37,454

Dividends per common share	$0.14	$0.14	$0.56	$0.56

Number of stores, beginning of period	472	467	470	455
Stores opened	0	5	4	18
Stores closed	0	(2)	(2)	(3)

Number of stores, end of period	472	470	472	470

Stores relocated	0	1	2	1

Condensed Consolidated Balance Sheets (unaudited)

	January 27, 2005	January 29, 2004
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$53,890	$40,222
Pharmacy and other receivables, net	158,345	163,950
Merchandise inventories, net	433,280	477,122
Deferred income taxes	43,074	41,848
Prepaid expenses and other current assets	11,990	13,373

Total current assets	700,579	736,515

Property:
Land	108,198	106,326
Buildings and leasehold improvements	572,367	547,128
Equipment and fixtures	565,161	531,855

Total	1,245,726	1,185,309
Less accumulated depreciation	632,778	571,889

Property, net	612,948	613,420

Goodwill	82,085	82,085
Intangible assets, net	6,354	6,428
Other non-current assets	3,791	3,664

Total	$1,405,757	$1,442,112

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$273,957	$296,741
Employee compensation and benefits	129,214	109,386
Taxes payable	52,250	64,941
Current maturities of debt	8,870	91,870

Total current liabilities	464,291	562,938

Long-term debt	145,688	114,558
Deferred income taxes and other long-term liabilities	68,641	50,695
Commitments and Contingencies

Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,418,000, and 37,544,000 shares outstanding	18,709	18,772
Additional capital	180,072	170,321
Unearned compensation	(1,528)	(2,525)
Retained earnings	529,884	527,353

Total stockholders’ equity	727,137	713,921

Total	$1,405,757	$1,442,112

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 52 weeks ended
	January 27, 2005	January 29, 2004
	Thousands
Operating Activities:
Net income	$36,560	$29,764
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	85,259	83,595
Provision for store closures and asset impairments	1,401	7,438
Deferred income taxes and other	13,826	358
Stock awards and options, net	1,171	702
Common stock contribution to benefit plan	7,077	7,476
Changes in assets and liabilities:
Pharmacy and other receivables	5,605	(28,340)
Merchandise inventories	43,842	(33,687)
Other assets	1,256	130
Current liabilities and other	(14,659)	54,703

Net cash provided by operating activities	181,338	122,139

Investing Activities:
Capital expenditures and acquisitions	(91,179)	(113,999)
Proceeds from property dispositions	6,971	9,727

Net cash used in investing activities	(84,208)	(104,272)

Financing Activities:
Proceeds from long-term borrowings	—	25,000
Repayments of long-term borrowings	(51,870)	(2,349)
Repurchase of common stock	(16,855)	(20,023)
Dividend payments	(20,948)	(21,008)
Proceeds from exercise of stock options	6,211	540

Net cash used in financing activities	(83,462)	(17,840)

Increase in cash and cash equivalents	13,668	27
Cash and cash equivalents at beginning of year	40,222	40,195

Cash and cash equivalents at end of year	$53,890	$40,222

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$13,745	$13,823
Cash paid for income taxes	15,692	8,756